UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2020

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Class A ordinary shares	LBTYA	Nasdaq Global Select Market
Class B ordinary shares	LBTYB	Nasdaq Global Select Market
Class C ordinary shares	LBTYK	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Liberty Global plc (the “Company”) is relying on the U.S. Securities and Exchange Commission’s (the “SEC”) Order under Section 36 of the Securities Exchange Act of 1934, as amended, dated March 25, 2020 (Release No. 34-88465), to delay the filing of the information required to be disclosed by Part III of Form 10-K (the “Part III information”), due to disruptions caused by the COVID-19 pandemic. This information is usually filed as part of the Company’s definitive proxy statement pertaining to its annual general meeting (the “Proxy Statement) or must be filed as an amendment to our Annual Report on Form 10-K, in either case on or before April 29, 2020.

We are a company incorporated under the laws of England & Wales and therefore we are required to provide compensation information pertaining to our directors under two separate reporting regimes. Unlike U.S. incorporated companies, a portion of the compensation information we provide is also required to be audited. In addition, COVID-19 has resulted in travel limitations, closure of the Company’s headquarters in Denver, Colorado and London, England due to stay at home orders, limited access to Company facilities and the institution of a work from home policy to protect the Company’s employees and their families, all of which have caused delays in the Company’s efforts to complete both the Part III information and the Proxy Statement itself. Our annual meeting is subject to U.K. rules in regard to location and access, and those rules are being reviewed by U.K. authorities in light of the COVID-19 pandemic. As a result, our annual general meeting date and location is not yet established. Assuming that the U.K. rules are established and the Company is able to identify a time and location for its annual meeting in June, the Company expects to file the Proxy Statement, with the Part III information, in May 2020 (but in any event the Part III information would be filed no later than June 12, 2020 which is within 45 days of the original due date of April 29, 2020).

At present, the Company expects to make its quarterly filing on Form 10-Q for the quarter ended March 31, 2020 within the time periods provided in the regulations.

In addition, as required in connection with this notice and in light of the rapidly evolving COVID-19 pandemic, the Company is also filing this Current Report on Form 8-K for the purpose of supplementing the risk factors disclosed in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 13, 2020, as amended by Amendment No. 1 thereto, filed with the SEC on March 27, 2020 (collectively, the “2019 Form 10-K”). Except as discussed below, there have been no material changes in the Company’s risk factors from those disclosed in the Company’s 2019 Form 10-K.

We are exposed to the risks arising from widespread epidemic diseases in the countries in which we operate, such as the recent outbreak of a novel strain of coronavirus (COVID-19), which could have a material adverse impact on our business, financial condition and results of operations. In March 2020, the World Health Organization declared the recent spread of COVID-19 to be a global pandemic. In response to the COVID-19 pandemic, emergency measures have been imposed by governments worldwide, including travel restrictions, restrictions on social activity and the shutdown of non-essential businesses. These measures have adversely impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. While it is not currently possible to estimate the duration and severity of the COVID-19 pandemic or the adverse economic impact resulting from the preventative measures taken to contain or mitigate its outbreak, an extended period of global economic disruption could have a material adverse impact on our business, financial condition and results of operations in future periods, including with respect to, among other items, (1) our ability to access capital necessary to fund property and equipment additions, debt service requirements, acquisitions and other investment opportunities, the repurchase of equity securities or other liquidity needs, (2) the ability of our customers to pay for our products and services, (3) our ability to maintain or increase our residential and business subscriber levels, (4) our ability to offer attractive programming, particularly in consideration of the recent cancellation of numerous worldwide sporting events, (5) the ability of our suppliers and vendors to provide products and services to us and (6) our share price. We may also be adversely impacted by any government mandated regulations on our business that could be implemented in response to the COVID-19 pandemic. In addition, countries may seek new or increased revenue sources due to fiscal deficits that result from measures taken to mitigate the adverse economic impacts of COVID-19. We are currently unable to predict the extent of any of these potential adverse effects.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: April 29, 2020